Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB ANNUAL MEETING RESULTS ANNOUNCED

NEW LEAD DIRECTOR APPOINTED

ST. PAUL, Minn. – May 4, 2017 – Ecolab Inc. today announced at its annual meeting of stockholders that the slate of thirteen director nominees was elected for a one-year term ending at its annual meeting of stockholders in May 2018.

In other business during today’s meeting, stockholders ratified the appointment of PricewaterhouseCoopers LLP as Ecolab's independent registered public accounting firm for 2017, approved the compensation of executives disclosed in the company’s proxy statement, and advised of a preference for the annual frequency of future stockholder advisory votes on executive compensation.

The final vote tabulation on all matters voted upon during today’s meeting will be reported to the U.S. Securities and Exchange Commission on a current report on Form 8-K and such report will be made available on the company’s website, www.ecolab.com.

The independent directors of the board appointed Jeffrey M. Ettinger as independent Lead Director of the board, effective as of the conclusion of the company’s annual meeting of stockholders. Mr. Ettinger replaces Jerry W. Levin, who retired from the board in connection with the annual meeting after more than 24 years of service.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2016 sales of $13 billion and 48,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

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Contacts:

Michael Monahan

651.250.2809

Andrew Hedberg

651.250.2105

May 4, 2017

(ECL-C)